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                                                                     Exhibit 2.1




                              AMENDED AND RESTATED

                              PLAN OF INCORPORATION

                                       OF

                          THE GOLDMAN SACHS GROUP, L.P.
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         THIS PLAN OF INCORPORATION IS BEING MADE AVAILABLE ON A CONFIDENTIAL
BASIS SOLELY FOR THE PURPOSES DESCRIBED HEREIN. BY ACCEPTING ACCESS TO THIS PLAN OF INCORPORATION, EACH RECIPIENT AGREES NOT TO COPY ALL OR ANY PORTION OF IT AND TO KEEP ITS CONTENTS CONFIDENTIAL.


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                                Table of Contents

                  Introduction

Section 1         General Description of Proposed Transactions

Section 2         Common Stock that PLPs will Receive

Section 3         Treatment of Other Constituencies under this Plan

Section 4         Ongoing Equity Incentives

Section 5         Employment Agreement

Section 6         Hedging

Section 7         Certain Transfer Restrictions on Shares

Section 8         Shareholders' Agreement

Section 9         Noncompetition and Related Arrangements

Section 10        Arrangements Concerning Goldman Sachs-Sponsored Funds

Section 11        Release and Indemnification Arrangements

Section 12        Consequences of an Election to Retire

Section 13        Amendments to this Plan

Section 14        Tax Consequences

Section 15        Management of GS Inc.

Section 16        Other

Section 17        Documents PLPs and RLPs are Being Asked to Sign

Section 18        Copies of this Plan and Contact Persons

Exhibit A-1       Incorporation Term Sheet and Organizational Charts

Exhibit A-2       Additional Information Concerning Proposed Merger Transactions

Exhibit B         Amended and Restated Certificate of Incorporation of The
                  Goldman Sachs Group, Inc.

Exhibit C         By-Laws of The Goldman Sachs Group, Inc.

Exhibit D         Form S-1 Registration Statement Incorporated by Reference

Exhibit E         Term Sheet for Junior Subordinated Nontransferable Debentures
                  to be Issued to Schedule I Limited Partners

Exhibit F         Form of Employment Agreement

Exhibit G         Hedging Restrictions

Exhibit H         Shareholders' Agreement

Exhibit I Agreement Regarding Noncompetition and other Covenants (attaching form of Pledge Agreement as Exhibit A)

Exhibit J         Indemnification Agreement - General

Exhibit K         Indemnification Agreement - Tax


Exhibit L         Indemnification Agreement - Registration Statements and
                  Matters Relating to the IPO


Exhibit M         Representations and Warranties

Exhibit N         Registration Arrangements

Exhibit O         Section 262 of the Delaware General Corporation Law (Appraisal
                  Rights)

Exhibit P         Letter Agreement with Sumitomo Bank Capital Markets, Inc.


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Exhibit Q         Letter Agreement with Kamehameha Activities Association


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                                  INTRODUCTION

GENERAL

         This is the Amended and Restated Plan of Incorporation (this "Plan") of The Goldman Sachs Group, L.P. ("GS Group"), pursuant to Article I, Section 14 of the GS Group Memorandum of Agreement (the "GS Group Partnership Agreement") to facilitate, among other matters, an initial public offering (the "IPO") of the common stock ("Common Stock") of The Goldman Sachs Group, Inc. ("GS Inc."), which will be the corporate successor to GS Group. The Board of Directors of The Goldman Sachs Corporation ("GS Corp."), acting as the general partner (the "General Partner") of GS Group, unanimously approved this Plan and its submission to the Schedule II Limited Partners (the "PLPs") of GS Group for a vote in accordance with the GS Group Partnership Agreement. If approved by the PLPs in accordance with the GS Group Partnership Agreement, this Plan shall constitute (a) an agreement among GS Group, GS Corp., as the General Partner, GS Inc., the PLPs and the other participants herein to implement this Plan and all the transactions and agreements related hereto described herein and (b) an amendment to the GS Group Partnership Agreement.

         A MEETING OF THE PLPS WILL BE HELD AT 7:00 A.M., NEW YORK CITY TIME, ON MONDAY, MARCH 8, 1999, AT WHICH THE PLPS WILL BE ASKED TO CONSENT TO THIS PLAN. The approval of PLPs having 51% in interest in the profits of GS Group allocable to the PLPs as set forth in Schedule II to the GS Group Partnership Agreement is required to approve this Plan and authorize the General Partner to implement this Plan.

CHOICES AVAILABLE TO PLPS

         In connection with this Plan, each PLP will have three choices:

         1. CONSENT TO THIS PLAN AND, IF THIS PLAN IS ADOPTED, THEREBY ELECT TO PARTICIPATE IN THIS PLAN. Participation in this Plan includes receiving Common Stock in exchange for the PLP's interests in GS Group and its affiliates, and becoming bound by all other aspects of this Plan including, but not limited to, the employment agreement (unless otherwise notified by GS Inc.), the agreement regarding noncompetition and other covenants, the pledge agreement, the shareholders' agreement and certain applicable release and indemnification arrangements (each of which is described herein and is attached as an exhibit hereto).

         2. WITHHOLD CONSENT TO THIS PLAN AND, IF THIS PLAN IS NONETHELESS ADOPTED, ELECT TO PARTICIPATE IN THIS PLAN WITH THE EFFECTS NOTED IN CLAUSE 1 ABOVE.
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         3.       WITHHOLD CONSENT TO THIS PLAN AND, IF THIS PLAN IS NONETHELESS
                  ADOPTED, ELECT NOT TO PARTICIPATE IN THIS PLAN. In this event the PLP will not be bound by the terms of this Plan and the PLP will be treated as having elected to retire from GS Group immediately prior to the consummation of the Incorporation Transactions (as defined below) or such other time specified by the General Partner. Such PLP will be entitled to payment in respect of the value of such PLP's interests in GS Group and its affiliates (including dated account interests (after the dated account interests have been valued at their fair value) and without giving effect to any adjustment for firm goodwill) in accordance with the GS Group Partnership Agreement. "Dated account interests" means the interest of a partner in GS Group's principal investments and real estate principal investments and other dated account interests.

ACTION REQUIRED BY PLPS

         These choices are provided for in the Consent Document for Plan of Incorporation and Power of Attorney (the "Consent Document and Power of Attorney"), which will be distributed at the March 8 meeting. (A sample copy of the Consent Document and Power of Attorney is attached to this Plan). If a PLP does not timely complete and deliver the Consent Document and Power of Attorney, such PLP will be deemed to have withheld consent to this Plan and if it is nonetheless adopted, to have selected the option described in Clause 3 above and will be treated as having elected to retire from GS Group.

         PLPs who hold any part of their interest in GS Group through an entity PLP must execute two Consent Documents and Powers of Attorney in order to accept this Plan -- one on behalf of such PLP and one on behalf of such entity. If only one related PLP consents, both PLPs will be deemed to have selected the option described in Clause 3 above and will be treated as having elected to retire from GS Group.

         Each PLP who or which elects to participate in this Plan will become a party to this Plan.

CHOICES AVAILABLE TO RLPS

         If this Plan is adopted, the General Partner will make available to
Schedule I Limited Partners of GS Group ("RLPs") the alternatives provided for in this Plan as described in Section 3.

                                     * * * *

         UNDER THE TERMS OF THE GS GROUP PARTNERSHIP AGREEMENT, EACH PARTNER OF GS GROUP (WHETHER OR NOT CONSENTING) HAS IRREVOCABLY WAIVED ANY RIGHT TO CONTEST THE TERMS OF THIS PLAN, WHETHER ON THE GROUNDS OF UNEQUAL OR DISPARATE TREATMENT, INCONSISTENCY OR


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CONFLICT WITH THE TERMS AND PROVISIONS OF THE GS GROUP PARTNERSHIP AGREEMENT,
UNFAIRNESS OR FOR ANY OTHER REASON.


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                 1. GENERAL DESCRIPTION OF PROPOSED TRANSACTIONS

         The incorporation of GS Group will be accomplished by having (1) GS Corp., the general partner of GS Group, merge into GS Inc., (2) all of the other partners in GS Group (other than the holders of Senior Limited Partnership Interests ("SLPs") and PLPs and RLPs who do not participate in this Plan) either
(a) with respect to certain entities that are wholly-owned by PLPs or RLPs, merge with and into GS Inc. or (b) with respect to all other partners, transfer their partnership interests in GS Group to GS Inc., in each case, in exchange for, (i) in the case of PLPs and Kamehameha Activities Association ("KAA") (an affiliate of The Estate of Bernice Pauahi Bishop (the "Bishop Estate") through which the Bishop Estate holds its partnership interest), Common Stock, (ii) in the case of Sumitomo Bank Capital Markets, Inc. ("SBCM"), Common Stock (voting and nonvoting), and (iii) in the case of RLPs, cash, Common Stock and/or GS Inc. subordinated debentures, and (3) GS Group, after all of the interests in GS Group have been transferred to GS Inc., merge into GS Inc. The transactions described in the preceeding sentence are referred to herein to as the "Incorporation Transactions." Prior to the Incorporation Transactions, among other transactions, the SLPs' interests will be redeemed for cash and PLPs and RLPs who do not participate in the Plan will retire and receive the distribution provided for in the GS Group Partnership Agreement. Immediately following the Incorporation Transactions, GS Inc. will consummate an initial public offering of its common stock (the "IPO"). The transactions described in this paragraph are referred to herein collectively as the "Proposed Transactions." Exhibit A contains a more detailed summary of each of the significant steps of the Proposed Transactions, in each case as currently contemplated. The General Partner will have the right under this Plan to vary the Proposed Transactions if it deems any changes to be necessary or desirable.

         GS Inc. is a Delaware corporation organized to be the corporate successor to GS Group. GS Inc. has not conducted any business operations prior to the date of this Plan. Drafts of the proposed Amended and Restated Certificate of Incorporation and By-Laws of GS Inc. are attached as Exhibits B and C, respectively.

         No PLP or RLP will be permitted to sell any shares of Common Stock in the IPO. The Form S-1 Registration Statement of GS Inc. for the IPO on file with the Securities and Exchange Commission is incorporated by reference herein as Exhibit D.


                     2. COMMON STOCK THAT PLPS WILL RECEIVE

         Each PLP who elects to participate in this Plan will receive Common Stock in exchange for such PLP's interests in GS Group and its affiliates. A description of the capital stock of GS Inc. is contained in the Registration Statement incorporated by reference herein as Exhibit D.

         Prior to the March 8, 1999 meeting of the PLPs, the General Partner will develop a valuation of GS Inc. and its affiliates for purposes of allocating shares of Common Stock under


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this Plan on a pro forma basis giving effect to this Plan and the IPO (the
"Allocation Valuation"). Based upon the Allocation Valuation and the number of shares of Common Stock expected to be outstanding after consummation of the IPO, a per common share price will be established (the "Per Share Price").

         Based on the Allocation Valuation and the Per Share Price, a determination will then be made as to the number of shares of Common Stock (i) expected to be sold in the IPO and (ii) to be (a) allocated to constituencies other than the PLPs, SBCM and KAA (e.g., the RLPs and the non-PLP employees) under this Plan and (b) reserved for purposes of Sections 10 (Arrangements Concerning Goldman Sachs-Sponsored Funds) and 16 (Other - Right of General Partner or GS Inc. to Make Special Arrangements) of this Plan (such reserved shares, the "Unallocated Shares"). The remaining shares expected to be outstanding after the IPO (the "Participating Partner Shares") will be allocated among the PLPs, SBCM and KAA as follows:

                  (i) SBCM will be allocated Common Stock (voting and non-voting, as described below) representing approximately 11.34% of the Participating Partner Shares and KAA will be allocated Common Stock representing approximately 9.28% of the Participating Partner Shares;

                  (ii) each PLP who participates in this Plan will first be allocated shares of Common Stock with an aggregate value (based upon the Per Share Price) equal to 100% of such PLP's Adjusted Capital (as defined below); and

                  (iii) each PLP who participates in this Plan will then be allocated shares of Common Stock constituting such PLP's portion of the balance of the Participating Partner Shares available after the allocation of Common Stock under clauses (i) and (ii) (the "Profit Shares") calculated by multiplying the number of Profit Shares by the ratio of the profits interest of such PLP (as set forth in Schedule II to the GS Group Partnership Agreement) to the aggregate profits interests of all PLPs who participate in this Plan.

         Any Unallocated Shares not necessary for purposes of Section 10 (Arrangements Concerning Goldman Sachs-Sponsored Funds) or 16 of this Plan (Other - Right of General Partner or GS Inc. to Make Special Arrangements) will be allocated to SBCM, KAA and the PLPs in accordance with clauses (i) and (iii) above.

         The foregoing computations will permit the calculation of the expected number of shares of Common Stock that will be issued under this Plan to each PLP who participates in this Plan. The General Partner will inform each PLP of the actual number of shares of Common Stock to be issued to such PLP who or which participates in this Plan on or prior to the date of the consummation of the IPO (the "IPO Date").

         "Adjusted Capital" for a PLP will be determined as of the opening of business, New York City time, on November 28, 1998, with the adjustments set forth below. The Adjusted Capital of


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a PLP will reflect (a) the value of such PLP's dated account interests valued at their fair value as of the opening of business, New York City time, on November 28, 1998 (provided that dispositions of publicly-traded securities (and, in the sole discretion of the General Partner, other assets) reflected in dated accounts effected between the opening of business, New York City time, on November 28, 1998 and the close of business, New York City time, on February 26, 1999 at prices more or less favorable than such fair value as of November 28, 1998 will be reflected at their disposition price and publicly-traded securities (and, in the sole discretion of the General Partner, other assets) reflected in dated accounts will be valued at their market value as of the close of business, New York City time, on February 26, 1999), (b) fiscal 1999 withdrawals from the PLP's capital account (unless otherwise determined by the General Partner), (c) the creation of and adjustments to certain reserves and the related tax effects,
(d) capital contributions made by PLPs after the opening of business, New York City time, on November 28, 1998, and (e) other adjustments that the General Partner may deem appropriate in its sole discretion.

         The General Partner may, in its sole discretion, select a different Per Share Price and/or a later date for determining Adjusted Capital and/or the Allocation Valuation and establish the number of shares of Common Stock to be issued using such different Per Share Price and/or such later determination of Adjusted Capital and/or the Allocation Valuation.

         The General Partner generally has the right, in its sole discretion, to amend this Plan in any respect that it deems appropriate. See "Section 13 - Amendments to this Plan" for a discussion of those changes to this Plan that may give a PLP who or which has previously elected to participate in this Plan the right to retire from GS Group and receive payment in accordance with the GS Group Partnership Agreement. None of the changes described in the preceding paragraph would afford a PLP a retirement right.


              3. TREATMENT OF OTHER CONSTITUENCIES UNDER THIS PLAN

         Classes of partners in GS Group other than PLPs and other members of the Goldman Sachs community will be treated as follows under this Plan:

SCHEDULE I LIMITED PARTNERS

         A. Each RLP may accept this Plan and elect to receive with respect to such RLP's Adjusted Capital:

                  1. Shares of Common Stock with an aggregate value (based upon the Per Share Price) equal to 130% (150% in the case of an RLP who retired as a PLP at the end of fiscal year 1998 (a "1998 RLP")) of such RLP's Adjusted Capital; or


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                  2.       Junior subordinated nontransferable debentures of GS
                           Inc. with a principal amount equal to 100% of such RLP's Adjusted Capital, bearing interest at 12% per annum, with a maturity in November 2006 (longer maturities will be made available to RLPs who currently have longer-dated capital); such debentures having the other terms set forth in the Term Sheet for Junior Subordinated Nontransferable Debentures attached as Exhibit E; or

                  3. Cash in an amount equal to 130% (150% in the case of a 1998 RLP) of such RLP's Adjusted Capital; or

                  4.       Any combination of the foregoing.

                  Except as described below, Adjusted Capital for an RLP will be determined as of the same time and using the same valuations of assets, liabilities, reserves and contingencies as those used for calculating Adjusted Capital for the PLPs. For purposes of computing an RLP's Adjusted Capital, all capital awaiting settlement ("CAS") will be treated as part of such RLP's Adjusted Capital. In the 1999 fiscal year, certain RLPs have been permitted to contribute additional amounts to their capital accounts. These amounts will not be included in Adjusted Capital and will be repaid prior to the Incorporation Transactions.

                  The General Partner may, in its sole discretion, select a different Per Share Price and/or a later date for determining Adjusted Capital and/or the Allocation Valuation and establish the number of shares of Common Stock to be issued using such different Per Share Price and/or such later determination of Adjusted Capital and/or the Allocation Valuation.

                  The General Partner generally has the right, in its sole discretion, to amend this Plan in any respect that it deems appropriate. See "Section 13 - Amendments to this Plan" for a discussion of those changes to this Plan that may give an RLP who or which has previously elected to participate in this Plan the right to retire from GS Group, with the effect set forth in Alternative B below. None of the changes described in the preceding paragraph would afford an RLP a retirement right.

         B. Any RLP may alternatively not accept this Plan and, prior to the Incorporation Transactions, receive the distribution provided for in the GS Group Partnership Agreement (cash or junior subordinated nontransferable debentures issued pursuant to the GS Group Partnership Agreement in an amount equal to
                  (i) the RLP's capital contribution less adjustments to reserves to that date and (ii) the value of the RLP's pro rata share of items omitted from settlement with such RLP, including amounts attributable to dated account interests).


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         By acceptance of this Plan, an RLP who chooses to take Common Stock will agree to (i) the terms of the underwriters' lock-up restriction in connection with the IPO, (ii) a one-year lock-up restriction for all shares of Common Stock issued in respect of up to 50% of such RLP's Adjusted Capital (provided that to the extent that an individual RLP owns an interest in GS Group directly and is affiliated with an entity RLP that also owns an interest in GS Group (e.g., an individual RLP and the individual RLP's family limited partnership), the individual RLP may allocate among the individual RLP and the affiliated entity RLP the shares of Common Stock subject to the one-year lock-up restriction provided in this clause (ii) and the three-year lock-up restriction provided in clause (iii) below in his or her discretion as long as no more than the number of shares of Common Stock issued in respect of 50% of the aggregate Adjusted Capital of such RLPs is subject to the one-year lock-up restriction provided in this clause (ii)), (iii) a three-year lock-up restriction for all other shares of Common Stock issued in respect of such RLP's Adjusted Capital, and (iv) the hedging restrictions described in Section 6 hereof. Each RLP who participates in this Plan will execute a confidentiality agreement which is based on the confidentiality provisions in the GS Group Partnership Agreement. Shares of Common Stock allocable to an RLP will be held in the record name of a custodian or other agent selected by GS Inc. pursuant to a custodial agreement until the lapse of the lock-up restrictions described above.

         In order for an RLP to accept the offer outlined in Alternative A, such RLP must agree to be bound by all aspects of this Plan. Each RLP who or which accepts this Plan will become a party to this Plan. An RLP who selects Alternative A will have the benefit of the indemnification arrangements provided below under "Release and Indemnification Arrangements" in Section 11. An RLP who selects Alternative B will not have the benefit of the indemnification arrangements and will retain all personal liabilities such RLP had as a partner in GS Group and its affiliates and their respective predecessors.

         An RLP's election of Alternative A or Alternative B will not be revocable or subject to amendment or alteration. RLPs shall not be permitted to transfer interests in GS Group pending consummation of this Plan.

         With respect to an RLP that is not an "accredited investor" (as defined in Rule 501 under the Securities Act of 1933, as amended) and as determined by the General Partner in its sole discretion to be necessary or prudent to achieve compliance with or expedite consummation of this Plan under applicable law, the value of such RLP's interest in GS Group may be paid to such RLP in accordance with the provisions of the GS Group Partnership Agreement in lieu of permitting such RLP to participate in this Plan or the right to elect to retire as described above.

CAPITAL AWAITING SETTLEMENT, RESERVE BALANCES AND DEBENTURES

         Under this Plan, the General Partner may, in its sole discretion, (a) make offers to any former partners (i) with CAS, (ii) who are subject to reserves or (iii) who hold debentures of GS Group, on whatever terms and conditions the General Partner deems appropriate and (b) establish the manner of making any such offer.


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SENIOR LIMITED PARTNERS

         It is expected that the interests of SLPs will be redeemed for cash prior to the Incorporation Transactions.

SUMITOMO BANK CAPITAL MARKETS, INC.

         SBCM is entitled under the GS Group Partnership Agreement to elect to receive a combination of the following:

         A. Voting and/or non-voting Common Stock (limited, as to voting stock, to 4.9% of the outstanding shares); and

         B.       Convertible preferred stock of GS Inc.

         It is expected that SBCM will elect to receive all Common Stock (i.e., voting and nonvoting). The Common Stock that SBCM will receive will represent approximately 11.34% of the Participating Partner Shares. The voting Common Stock that SBCM will hold after the IPO Date will represent 4.9% of the outstanding voting Common Stock.

         Attached as Exhibit P and deemed part of this Plan is the letter agreement with SBCM, as amended, that provides for, among other things, the issuance of Common Stock (voting and nonvoting) to SBCM, certain adjustments to and distribution of capital, SBCM's sale of Common Stock as part of the IPO, the hedging restrictions applicable to SBCM and certain amendments to SBCM's registration rights. The Registration Statement incorporated by reference herein as Exhibit D sets forth a description of the rights of SBCM, including SBCM's registration rights following the IPO. If this Plan is adopted, SBCM will become a party to this Plan.

KAMEHAMEHA ACTIVITIES ASSOCIATION

         KAA is entitled to receive voting Common Stock under the GS Group Partnership Agreement. The Common Stock that KAA will receive will represent approximately 9.28% of the Participating Partner Shares. Attached as Exhibit Q and deemed part of this Plan is the letter agreement with KAA, as amended, that provides for, among other things, certain adjustments to and distributions of capital, KAA's sale of Common Stock as part of the IPO, the hedging restrictions applicable to KAA and certain amendments to KAA's registration rights. The Registration Statement incorporated by reference herein as Exhibit D sets forth a description of the rights of KAA, including KAA's registration rights following the IPO. If this Plan is adopted, KAA will become a party to this Plan.


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NON-PLP EMPLOYEES

         On the IPO Date, GS Inc. will make substantial awards of equity-based compensation to the Firm's employees (including certain consultants and advisors), other than PLPs. These awards are expected to consist of the following elements:

         A. A formula-based award of restricted stock units ("RSUs") under which Common Stock generally will be delivered in equal installments on or about the first, second and third anniversaries of the IPO Date, unless the recipient engages in conduct detrimental to GS Inc. and its affiliates (together with their predecessors and successors, the "Firm") prior to delivery of the Common Stock. No future service is required to receive delivery of Common Stock. Conduct detrimental to the Firm would include conduct for which an employee could be terminated for cause, soliciting clients or employees of the Firm, engaging in competitive activities and violating Firm policy, including as to confidentiality and hedging. These awards will be made available to virtually all employees.

         B. A discretionary award of RSUs and stock options that generally will vest in equal installments on or about the third, fourth and fifth anniversaries of the IPO Date so long as prior to the relevant vesting date the employee's employment with the Firm has not been terminated for any reason and the employee has not engaged in conduct detrimental to the Firm on or prior to the relevant vesting date.

         C. A contribution of stock to a defined contribution plan (the "DCP") with the employees' rights to receive the stock generally vesting in equal installments on or about the third, fourth and fifth anniversaries of the IPO Date so long as prior to the relevant vesting date the employee's employment with the Firm has not been terminated for any reason and the employee has not engaged in conduct detrimental to the Firm on or prior to the relevant vesting date.

         A further description of these awards is included in the Registration Statement incorporated by reference herein as Exhibit D.

GOLDMAN SACHS FOUNDATION

         It is currently expected that, after the consummation of the IPO and as part of this Plan, approximately $200 million in cash will be donated by GS Inc. to a charitable foundation established by the Firm.

                                    * * * * *


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         The General Partner has the authority under this Plan not to offer securities of GS Inc. to or exchange securities of GS Inc. with any person if the General Partner determines, in its sole discretion, that the making of such offer or the consummation of such exchange could violate any applicable laws or regulations, including securities laws.


         In the event that any interest in GS Group is held by two or more related persons (e.g., an individual and such individual's corporation, limited liability company, family limited partnership or revocable trust), all such persons must elect to participate in this Plan or not participate in this Plan and, if all elect to participate, must execute all necessary documents. If such elections are not made, such documents are not executed or such elections are inconsistent, the General Partner will determine that an election has been made by all related persons not to participate in this Plan.



                          4. ONGOING EQUITY INCENTIVES

         GS Inc. will put in place ongoing equity incentives including RSU, restricted stock and option programs. GS Inc. is also expected to have a Firm performance-based compensation plan beginning in the 1999 fiscal year in which certain employees (currently expected to include the existing PLPs who are employed by the Firm immediately following the IPO) are expected to participate. Participants in the Firm performance-based plan will be selected on a discretionary basis.

         There is no assurance that any particular PLP will be eligible to participate in any of these ongoing equity incentives.


                             5. EMPLOYMENT AGREEMENT

         Each PLP who participates in this Plan will agree, unless otherwise requested by GS Inc., to be bound by an employment agreement (the form of which is attached as Exhibit F). The employment agreement will provide that the PLP will serve as a managing director for an initial term ending on November 24, 2000 and thereafter for no set term. Under the employment agreement, the PLP will have such duties and responsibilities as the Firm may from time to time determine and will devote such PLP's entire working time to the business and affairs of the Firm. The agreement will be terminable by the PLP or the Firm at any time upon 90 days' advance written notice and will require arbitration of disputes. The Firm may elect to place a PLP on paid leave for all or part of such 90-day notice period.




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                                   6. HEDGING

         Attached as Exhibit G are hedging restrictions relating to securities of GS Inc. and financial services companies, which, assuming this Plan is adopted, are effective as of March 4, 1999. The General Partner of GS Group (until the IPO Date) and the Board of Directors of GS Inc. (thereafter) are expressly authorized to elaborate upon or change these restrictions from time to time.


                   7. CERTAIN TRANSFER RESTRICTIONS ON SHARES

         Each PLP and RLP who participates in this Plan will be subject to the following significant restrictions on the Transfer (as hereinafter defined) of Common Stock received by such PLP or RLP from GS Inc. pursuant to this Plan. PLPs who participate in this Plan also will be parties to the Shareholders' Agreement described in Section 8 below, which will impose further restrictions on Transfers of shares of Common Stock owned by each PLP.

         For purposes of the restrictions described in this section and the Shareholders' Agreement, the term "Transfer" generally includes any sale, transfer, pledge or other disposition of securities of GS Inc., including any disposition of the economic or other risks of ownership through hedging transactions or derivatives involving GS Inc. securities, other than certain hedging transactions permitted under the Shareholders' Agreement.

UNDERWRITERS' LOCK-UP AND FIRM-WIDE TRADING RESTRICTIONS

         All shares of Common Stock which a PLP or an RLP receives pursuant to this Plan will be subject to the underwriters' lock-up restriction in connection with the IPO and, in the case of PLPs and RLPs employed by the Firm (including as consultants), to any trading restrictions applicable to Firm employees or consultants.

PLP RESTRICTIONS

         Any shares of Common Stock that a PLP receives pursuant to this Plan (other than shares of Common Stock received in exchange for interests in the Funds as described in Section 10 and any other shares of Common Stock so designated by GS Inc. prior to the IPO Date to accommodate particular situations such as those referred to under "Section 16 -- Other--Right of General Partner to Make Special Arrangements" (all such other shares, the "Excluded Shares")) may be Transferred only as follows (the "PLP Transfer Restrictions"):

         - 33 1/3% of such shares may be Transferred at any time after the third anniversary of the IPO Date.

         - An additional 33 1/3% of such shares may be Transferred at any time after the fourth anniversary of the IPO Date.

         - All of such shares may be Transferred at any time after the fifth anniversary of the IPO Date.

         The PLP Transfer Restrictions may generally be waived or terminated only by action of the Shareholders' Committee established pursuant to the Shareholders' Agreement. In the case of a third-party tender or exchange offer, however, the PLP Transfer Restrictions may be waived only by 66 2/3% of the outstanding Voting Interests (as defined below) if the Board of Directors of GS Inc. is recommending rejection of the tender or exchange offer, and only by a majority of the outstanding Voting Interests if the Board of Directors of GS Inc. is recommending acceptance of the tender or exchange offer or is not making any recommendation with respect to acceptance. In the case of a tender or exchange offer by GS Inc., the PLP Transfer Restrictions may be waived either by the Shareholders' Committee or a majority of the outstanding Voting Interests. The PLP Transfer Restrictions as to a PLP will terminate upon the death of such PLP, although the underwriters' lock-up restrictions in the IPO will continue to apply. If the Shareholders' Agreement is terminated prior to the expiration or termination of the PLP Transfer Restrictions, the PLP Transfer Restrictions will continue to apply unless waived or terminated by the Board of Directors of GS Inc.

RLP RESTRICTIONS

         Any shares of Common Stock that an RLP receives pursuant to this Plan (other than Excluded Shares) may be Transferred only as follows (the "RLP Transfer Restrictions"):

         - Shares issued in respect of 50% or less of an RLP's Adjusted Capital may be Transferred at any time after the first anniversary of the IPO Date.

         - All of such shares may be Transferred at any time after the third anniversary of the IPO Date.

         The RLP Transfer Restrictions may be waived or terminated only by the Board of Directors of GS Inc. The RLP Transfer Restrictions as to an RLP will terminate upon the death of such RLP, although the underwriters' lock-up restrictions in the IPO will continue to apply.

CUSTODY ARRANGEMENTS

         All shares of Common Stock issued to a PLP or an RLP must be held in a brokerage, custody or similar account maintained at Goldman, Sachs & Co. or another firm as GS Inc. may determine. GS Inc. will be entitled to monitor all activity in each PLP's or RLP's account and to enforce applicable transfer and hedging restrictions, any Firm trading restrictions applicable to employees and consultants as in effect from time to time and (in the case of PLPs) the pledge arrangements described in Section 9 below. Any Common Stock held in such an account may be held of record by a custodian or nominee. GS Inc. may require each PLP or RLP to execute an account agreement with the custodian or other firm, in such form as GS Inc. may determine

(which may include customary provisions relating to indemnification of the custodian or other firm and an undertaking to arbitrate custody-related disputes).


                           8. SHAREHOLDERS' AGREEMENT

         Each PLP who participates in this Plan will be subject to the provisions of a Shareholders' Agreement which is also expected to include as parties all managing directors of GS Inc. and its affiliates. A copy of the Shareholders' Agreement is attached as Exhibit H.

COVERED PERSONS AND COVERED SHARES

         Each PLP who participates in this Plan and each other person who is a managing director on the IPO Date or becomes a managing director thereafter will be a party to the Shareholders' Agreement (collectively, the "Covered Persons").

         The shares covered by the Shareholders' Agreement (the "Covered Shares") generally will be all shares of Common Stock acquired from GS Inc. by a Covered Person and beneficially owned by the Covered Person at the time in question. Covered Shares will include any shares of Common Stock received by the PLPs pursuant to this Plan except for Excluded Shares (as defined in "Section 7 -- Certain Restrictions on Shares"). Thus, Covered Shares will include shares of Common Stock (i) received by Covered Persons pursuant to the plans and awards described under "Non-PLP Employees" in Section 3, above and (ii) received by Covered Persons from the Firm through any other employee compensation, benefit or similar plan. Covered Shares will not include any shares of Common Stock purchased by a Covered Person in the open market or in a subsequent underwritten public offering or other shares excluded from the definition of Covered Shares by action of the Board of Directors of GS Inc. prior to the IPO or, in the case of a deferred compensation plan, at any time.

         The Shareholders' Agreement will require that all Covered Shares be held in a custody account until released for Transfer in accordance with the provisions of the Shareholders' Agreement and this Plan.

TRANSFER RESTRICTIONS AND WAIVERS

         Covered Shares will be subject to transfer restrictions under the Shareholders' Agreement. Each Covered Person will agree in the Shareholders' Agreement to:

         - retain Sole Beneficial Ownership (as defined in the Shareholders' Agreement) of Covered Shares at least equal to 25% of the total number of Covered Shares beneficially owned by such Covered Person at the time such Covered Person became a Covered Person or acquired by such Covered Person thereafter and with no reduction for any shares

                  Transferred (the "General Transfer Restrictions"), for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person");

         - comply with the underwriters' 180-day lockup arrangement in the IPO with respect to all Common Stock;

         - comply with respect to all Common Stock with certain "black-out" restrictions related to future primary or secondary offerings of Common Stock if requested to do so by GS Inc.; and

         - comply with restrictions that may be imposed by GS Inc. from time to time to enable GS Inc. or another party to account for a business combination using the pooling-of-interests method of accounting.

         Each PLP will also be subject to the PLP Transfer Restrictions described above under "Section 7--Certain Transfer Restrictions on Shares."

         The General Transfer Restrictions (and the other provisions of the Shareholders' Agreement) may generally be waived by a majority of the outstanding Voting Interests. In the case of a third-party tender or exchange offer, the General Transfer Restrictions may be waived or amended only by 66 2/3% of the outstanding Voting Interests if the Board of Directors of GS Inc. is recommending rejection of the tender or exchange offer, and only by a majority of the outstanding Voting Interests if the Board of Directors of GS Inc. is recommending acceptance of the tender or exchange offer or is not making any recommendation with respect to acceptance. The Shareholders' Committee also has the power to waive the General Transfer Restrictions to permit Covered Persons to:

         - participate as sellers in underwritten public offerings of Common Stock and tender or exchange offers and share repurchase programs by GS Inc.;

         - Transfer Covered Shares to charities, including charitable foundations;

         -        Transfer Covered Shares held in employee benefit plans; and

         - Transfer Covered Shares in specific transactions (for example, to immediate family members and trusts).

         The General Transfer Restrictions may be waived, in connection with any tender or exchange offer by GS Inc., by the affirmative vote of a majority of the outstanding Voting Interests.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement will require a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders of GS Inc. is proposed to be taken (a "Preliminary Vote"). In general, each Covered Share held by an Employee Covered Person and other Covered Shares which cannot then be Transferred without violating the PLP Transfer Restrictions ("Voted Covered Shares") will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Voted Covered Share will be voted in favor of the election of those persons, equal in number to the number of such positions to be filled, receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are all Covered Shares beneficially owned by all Covered Persons through December 31, 2000 and thereafter are all Covered Shares beneficially owned by all Employee Covered Persons. The Shareholders' Agreement contains an irrevocable proxy and power-of-attorney authorizing the Shareholders' Committee to vote the Voted Covered Shares.

OTHER RESTRICTIONS

         The Shareholders' Agreement will also prevent Covered Persons from engaging in certain activities with any person that is not a Covered Person or a director, officer or employee of GS Inc. acting in his or her capacity as such (a "Restricted Person"). Among other things, a Covered Person may not participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or, together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the Board of Directors of GS Inc.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement will continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the Voting Interests. The Shareholders' Agreement can be amended only by a majority (66 2/3% with respect to certain provisions) of the outstanding Voting Interests. In the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of such third party, unless otherwise terminated, the Shareholders' Agreement will remain in full force and effect as to the securities of such third party, and such third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

ADMINISTRATION

         A Shareholders' Committee will be formed to administer the terms and provisions of the Shareholders' Agreement. The Shareholders' Committee will generally act through a majority of its members at meetings of the Shareholders' Committee and unanimously if acting by written consent. The Shareholders' Committee initially will consist of those Covered Persons who are employees of the Firm and members of the Board of Directors of GS Inc. If there are fewer than three such individuals, the Shareholders' Committee shall include other Covered Persons who are employees of the Firm and are selected pursuant to procedures established by the Shareholders' Committee.


                   9. NONCOMPETITION AND RELATED ARRANGEMENTS

         Each PLP who participates in this Plan will be bound by an agreement of noncompetition and other covenants (the "noncompetition agreement") which is a successor to, and substantially similar (other than with respect to liquidated damages and the pledge) to, the comparable provision in the GS Group Partnership Agreement. The principal features of this agreement are:

         A. Confidential information concerning the business, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of the Firm and of third parties (including the existence of and any information concerning any dispute between a PLP and the
                  Firm), will not be permitted to be disclosed.


         B. While employed by the Firm and for a period ending 12 months after the later of the IPO Date or the date the PLP is no longer employed by the Firm, a PLP will not, without the prior written consent of GS Inc., be permitted to (a) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise (as defined below), or (b) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (i) which is similar or substantially related to any activity in which the PLP was engaged, in whole or in part, at the Firm, or (ii) for which the PLP had direct or indirect managerial or supervisory responsibility at the Firm, or (iii) which calls for the application of the same or similar specialized knowledge or skills as those utilized by the PLP in his or her activities with the Firm, at any time during the one-year period immediately prior to termination of such PLP's employment (or, in the case of actions while employed, the one-year period prior to such actions) and irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or the Competitive Enterprise. (By way of example only, this provision would preclude an "advisory" investment banker from joining a leveraged buy-out firm or a research analyst from becoming a proprietary trader or joining a hedge fund).

                  The term "Competitive Enterprise" means a business enterprise that (i) engages in any activity, or (ii) owns or controls a significant interest in any entity that engages in any activity, that, in either case, competes anywhere with any activity in which the Firm is engaged. The activities covered by the previous sentence include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than the PLP or member of the PLP's family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading).

         C. While employed by the Firm and for a period ending 18 months after the later of the IPO Date or the date the PLP is no longer employed by the Firm, a PLP will not be permitted, in any manner, to directly or indirectly, (i) Solicit (as defined below) any Client (as defined below) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any such Client.

                  The term "Solicit" means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person, in any manner, to take or refrain from taking any action.

                  The term "Client" means any client or prospective client of the Firm to whom the PLP provided services, or for whom the PLP transacted business, or whose identity became known to the PLP in connection with the PLP's relationship with or employment by the Firm.

         D. While employed by the Firm and for a period ending 18 months after the later of the IPO Date or the date the PLP is no longer employed by the Firm, a PLP will not be permitted, in any manner, to directly or indirectly, Solicit any person who is an employee of the Firm to apply for or to accept employment with any Competitive Enterprise.

         E. Each PLP will agree, if such PLP's employment is terminated by the PLP or the Firm, to take all actions and do all things during a 90-day cooperation period reasonably requested by the Firm to maintain for the Firm the business, goodwill and business relationships with the Firm's clients with whom the PLP worked during the term of such PLP's employment.

         F. Prior to accepting employment with any other person or entity during the PLP's employment with the Firm and for a period ending 18 months after the later of the IPO Date or the date the PLP is no longer employed by the Firm, the PLP will provide such prospective employer with written notice of the terms of the noncompetition agreement (and simultaneously send a copy of that notice to GS Inc.).

         G. Without limiting the Firm's ability to obtain injunctive relief relating to any breach of the noncompetition agreement, the noncompetition agreement will provide for liquidated damages due upon a breach, as determined by the Board of Directors of GS Inc. in its good faith judgment, of the provisions of the noncompetition agreement described in clauses B through D above (the "noncompetition provisions") at any time prior to the fifth anniversary of the IPO Date. The amount of liquidated damages represents an attempt to estimate the harm that would be incurred by GS Inc. if a PLP violates such PLP's obligations under the noncompetition provisions. There will be two levels of liquidated damages. For PLPs who initially will serve as members of the Board of Directors of GS Inc. or on one of the other management committees of the Firm (e.g., the equivalent of the current Management Committee or Partnership Committee), the liquidated damages will be set at $15 million. For all other PLPs, the amount will be $10 million. Following the fifth anniversary of the IPO Date, there will be no liquidated damages and, in the event of a breach of the noncompetition agreement by a PLP, the Firm will be entitled to such relief as may be awarded by an arbitrator or court. By participating in this Plan, each PLP agrees to the liquidated damages amount applicable to such PLP. Pursuant to a pledge agreement (the "pledge agreement") to be entered into on the IPO Date, Common Stock (or other collateral acceptable to GS Inc. with an equal or greater market value) will be pledged by the PLP as security for the payment of the liquidated damages. The Common Stock (or other acceptable collateral) initially pledged will have a market value (based upon the initial public offering price in the IPO) equal to 100% of the required liquidated damages amount at the IPO Date. At no time may a PLP substitute collateral unless the value of substitute collateral is greater than or equal to the value of the released collateral. Absent any breach, all of the collateral will be released on the earliest of (i) the fifth anniversary of the IPO Date, (ii) the PLP's death, or
                  (iii) the expiration of the 24-month period following the later of (A) the termination of the PLP's employment with the Firm or (B) the IPO Date. No collateral will be released if there are pending disputes with the PLP as to the existence of a breach of the noncompetition agreement or GS Inc.'s exercise of its remedies thereunder, including realization against the collateral. The liquidated damages in the noncompetition agreement are in addition to, and not in lieu of, any forfeitures of awards (required pursuant to the terms of any such awards) that may be granted to the PLP in the future under one or more of the Firm's compensation, benefit or similar plans.

         Pursuant to the GS Group Partnership Agreement, any partner in GS Group who does not participate in this Plan will continue to be bound by the confidentiality, noncompetition, nonsolicitation and cooperation provisions of the GS Group Partnership Agreement as currently in effect.

         A copy of the PLP noncompetition agreement and the pledge agreement are attached as Exhibit I.


                           10. ARRANGEMENTS CONCERNING
                          GOLDMAN SACHS-SPONSORED FUNDS

         A PLP who participates in this Plan and an RLP or other person who participates in this Plan and elects to receive shares of Common Stock and, in each case, who has interests in Goldman Sachs-sponsored funds (the "Funds"), including, without limitation, the Stone Street Funds, the Bridge Street Funds and the Managing Directors' Investment Funds, shall, if requested by the General Partner, be required to choose one of the following actions (at the election of such PLP, RLP or other person):

         A.       Transfer interests in the Funds to a wholly-owned corporation;
                  or

         B.       Transfer interests in the Funds to such person's spouse.

                  If the General Partner determines to require a PLP, RLP or other person to choose one of the above actions, the General Partner will notify such affected person when he or she is required to make the choice. If the affected person is notified that he or she must choose to take one of the actions and fails to make the election in the time specified in the notice from the General Partner, the General Partner will elect to (i) require the affected person to transfer interests in the relevant Funds to GS Inc. as part of this Plan in exchange for Common Stock (which will be subject to the underwriters' lock-up in the IPO, to the hedging restrictions referred to in Section 6 above and to applicable securities laws and Firm-imposed transfer restrictions, but will not be subject to the Shareholders' Agreement or to the other transfer restrictions described in Section 7), (ii) require the affected person to transfer interests in the relevant Funds to the general partner of the relevant Fund (or another affiliate of GS Group designated by GS Group) in exchange for cash or (iii) a combination of the foregoing, in each case, in the sole discretion of the General Partner.


                  11. RELEASE AND INDEMNIFICATION ARRANGEMENTS

         In connection with this Plan, GS Inc. will provide the following release and indemnification arrangements covering liabilities, if any, in relation to tax and non-tax claims:

         A. Release and Indemnification (Other than for Taxes). GS Inc. will release and indemnify each PLP and RLP who participates in this Plan and certain former partners, as well as SBCM and KAA, with respect to specified liabilities and will assume the obligations of those participants in this Plan who are indemnifying parties under the indemnification agreement dated as of November 30, 1996. This indemnification is attached as Exhibit J.

         B. Tax Indemnification. GS Inc. will indemnify each PLP and RLP who participates in this Plan and certain former partners, as well as SBCM and KAA, against increased tax liabilities resulting from adjustments to tax returns filed by GS Group or any affiliate (or by an indemnitee to the extent of items attributable to GS Group or an affiliate) for open periods prior to the Incorporation Transactions (other than certain specified periods). The amount of any increased taxes with respect to which a PLP (or other indemnitee) has received a payment from GS Inc. and which are subsequently refunded or credited to such PLP (or other indemnitee) will, to the extent not taken into account in determining the amount of the indemnity, be reimbursed to GS Inc. by such PLP (or other indemnitee). GS Inc. will gross-up payments under the tax indemnification to the extent that indemnified taxes exceed a fixed amount for each of the indemnitees that will be specified by GS Inc. (in its sole discretion). This indemnification is attached as Exhibit K.


                    12. CONSEQUENCES OF AN ELECTION TO RETIRE

         As noted in the Introduction, one of the choices available to a PLP and an RLP under the GS Group Partnership Agreement will be to elect to retire as a partner in GS Group. Each PLP withholding consent to the adoption of this Plan and each RLP will have until 5:00 p.m., New York City time, on March 15, 1999 to make this election. A PLP may make this election through the Consent Document and Power of Attorney, which will be distributed at the March 8 meeting. An RLP may make this election through the Acceptance Document and Power of Attorney, which is being sent to the RLPs. The effectiveness of any election to retire received prior to the approval of this Plan by the PLPs will be conditioned upon approval of this Plan by the PLPs.

         If a PLP elects or has been deemed to elect to retire, such retirement will occur immediately prior to the Incorporation Transactions. Upon retirement as a partner, the PLP will become entitled to receive payment of such PLP's interest in GS Group and its affiliates valued in the manner provided in the GS Group Partnership Agreement as if such PLP had retired and not elected to become an RLP. Thus, a retiring PLP will be entitled only to payment in respect of the value of such PLP's interests in GS Group and its affiliates (including such PLP's dated account interests (after the dated account interests have been valued at their fair value) and without giving effect to any adjustment for firm goodwill) in accordance with the GS Group Partnership Agreement. In addition, the retiring PLP will not have the benefit of the indemnification arrangements described in

"Section 11 -- Release and Indemnification Arrangements" and will retain whatever personal liabilities such PLP had as a partner in GS Group and its affiliates and their respective predecessors.

         For a discussion of the consequences of an RLP's election to retire, see "Section 3 --Treatment of Other Constituencies under this Plan -- Schedule I Limited Partners."


                           13. AMENDMENTS TO THIS PLAN

         The General Partner, in its sole discretion, may amend this Plan in any respect prior to the consummation of this Plan, including making any amendments to the Exhibits to this Plan, provided that (i) an amendment shall not be binding upon a PLP if it would (a) change the employment agreement or the noncompetition or pledge agreements provided for in this Plan to make any such agreements materially more burdensome to the PLP (which would include increasing the amount of liquidated damages), (b) change this Plan or the Shareholders' Agreement to lengthen or otherwise change in a manner materially adverse to such PLP the Transfer Restrictions described therein, or (c) change the method for allocating Participating Partner Shares among the PLPs set forth in clauses (ii) and (iii) of Section 2 above (it being understood that the selection of a different Per Share Price and/or a later date for determining Adjusted Capital and/or the Allocation Valuation shall not be such a change in the method for allocating Participating Partner Shares among the PLPs) in a manner that is materially adverse to such PLP without, in each case referred to in clause (a),
(b) or (c), either (A) obtaining the consent of such PLP or (B) offering such PLP the opportunity (in lieu of accepting such change) to elect to retire from GS Group immediately prior to the consummation of the Incorporation Transactions and receive payment in respect of the value of such PLP's interests in accordance with the GS Group Partnership Agreement, (ii) an amendment shall not be binding upon an RLP if it would (a) change the percentages of Adjusted Capital used for calculating the number of shares of Common Stock, principal amount of debentures or amount of cash to be received by such RLP under clauses 1 through 4 of Section 3.A above, (b) change the provisions of any Junior Subordinated Nontransferable Debentures to be received by such RLP from those set forth in Exhibit E, or (c) change this Plan to lengthen or otherwise change the RLP Transfer Restrictions, in each case referred to in clause (a), (b) or
(c), in a manner that is materially adverse to such RLP without either (A) obtaining the consent of such RLP or (B) offering such RLP the opportunity (in lieu of accepting such change) to elect to retire from GS Group immediately prior to the consummation of the Incorporation Transactions and receive payment in respect of the value of such RLP's interests in accordance with the GS Group Partnership Agreement, (iii) an amendment to this Plan shall not be binding on SBCM if such amendment (a) effects a modification to this Plan that makes this Plan, as so modified, inconsistent with Section 5 of Article II of the GS Group Partnership Agreement (which provides for terms upon which a plan for the incorporation of the business of GS Group may be adopted without the consent of
SBCM), without obtaining the consent of SBCM or (b) effects a modification to
Section 11 (Release and Indemnification Arrangements) or Section 16 (Other -- Release) hereof that (A) materially and adversely effects SBCM's rights under this Plan and (B) is not of general applicability to all parties who are subject to the Section modified, and (iv) an amendment to this Plan shall not be binding on KAA if such amendment (a) effects a modification to this Plan that makes this Plan, as so modified, inconsistent with Section 5 of Article VI and Section 5 of Article II of the GS Group Partnership Agreement (which provides for terms upon which a plan for the incorporation of the business of GS Group may be adopted without the consent of
KAA), without obtaining the consent of KAA or (b) effects a modification to
Section 11 (Release and Indemnification Arrangements) or Section 16 (Other -- Release) hereof that (A) materially and adversely effects KAA's rights under this Plan and (B) is not of general applicability to all parties who are subject to the Section modified.

         Following consummation of the Plan, the Board of Directors of GS Inc. may waive or amend any aspect of the Plan that has not yet been completed or reflected in a separate agreement but any such amendment shall not be binding upon a PLP or an RLP if it would be materially adverse to such PLP or RLP unless the consent of such PLP or RLP has been obtained. The PLP Transfer Restrictions and RLP Transfer Restrictions may be waived as provided in "Section 7 - Certain Transfer Restrictions on Shares."


                              14. TAX CONSEQUENCES

TREATMENT OF PLPS WHO PARTICIPATE IN THIS PLAN

         The Incorporation Transactions have been structured so that a PLP who receives solely Common Stock in exchange for such PLP's interest in GS Group and its affiliates will not recognize income, gain or loss for U.S. federal income tax purposes, except in certain limited circumstances described below. The contributions of interests in GS Group and its affiliates to GS Inc. for Common Stock will qualify as tax-free contributions to a controlled corporation under
Section 351 of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the mergers of GS Corp. and certain corporations that are PLPs into GS Inc. for Common Stock will qualify as tax-free reorganizations under Section 368 of the Code. As a result, the following U.S. federal income tax consequences will apply to a PLP that participates in this Plan:

         Exchange of GS Group Interest for Common Stock. A PLP who exchanges such PLP's directly-held interests in GS Group and its affiliates solely for Common Stock will not recognize gain or loss, subject to the discussion below regarding indemnification payments and certain consequences to nonresident alien PLPs. The PLP's basis in the Common Stock will be equal to the PLP's basis in the interests transferred (calculated without regard to the PLP's share of any liabilities of GS Group or the affiliate).

         Treatment of PLPs Who Hold Interests in GS Group through Corporations. A PLP who holds a PLP interest in GS Group through a wholly-owned corporation that merges into GS Inc. (a "PLP Corporation") will not recognize gain or loss on the exchange of such PLP's shares in the PLP Corporation for Common Stock. The PLP's basis in the Common Stock will be the same as such PLP's basis in the shares of the PLP Corporation.

         Exchange of Common or Preferred Stock in GS Corp. for Common Stock. A PLP who exchanges common or preferred stock in GS Corp. for Common Stock will not recognize gain or loss on the exchange. The PLP's basis in the Common Stock will be equal to the PLP's basis in the common or preferred stock of GS Corp. that is exchanged therefor. PLPs who hold both common and preferred stock of GS Corp. will receive two separate lots of Common Stock so that the appropriate tax basis may be assigned to each lot of Common Stock.

         Treatment of Indemnification Payments. A PLP who receives an indemnification payment for a personal liability (such as income taxes) will be subject to tax on such payment, generally at the time it is received. A portion of the payment will be treated as interest (determined by discounting the payment back to the IPO Date), and the remainder generally will be treated as capital gain.

         Treatment of Certain Nonresident Alien PLPs. A PLP who is a nonresident alien and who exchanges a directly-held interest in GS Group or an affiliate solely for Common Stock will be subject to U.S. tax on the portion of such PLP's gain that is attributable to such PLP's proportionate share of the U.S. real property interests held by GS Group and its lower-tier partnerships or the affiliate. The gain generally will be taxable as capital gain.

NONRESIDENT PLPS

         A PLP who is not a resident of the United States may be subject to different tax treatment in such PLP's residence country.

TAX OPINION

         Consummation of this Plan will be conditioned upon receipt of an opinion of Sullivan & Cromwell to the effect that a PLP who receives solely Common Stock in exchange for such PLP's interests in GS Group and, if applicable, its affiliates will not recognize income, gain or loss for U.S. federal income tax purposes in respect of the transfers of those interests to GS Inc., except to the extent described above with respect to certain nonresident alien PLPs and the treatment of indemnification payments.

TAX REPRESENTATIONS

         In order to ensure compliance with requirements for tax-free treatment, all PLPs who or which participate in this Plan are required to make the representations set forth in Exhibit M, including representations to the effect that (1) the PLP does not currently have any agreement, whether written or oral, to dispose of the Common Stock, (2) at the time of the Incorporation Transactions, the PLP will not have any agreement, whether written or oral, to dispose of the Common Stock and (3) for all tax purposes, the PLP will treat the exchange of the PLP's interest in GS Group and, if applicable, its affiliates for Common Stock as a transaction governed by Section 351 of the Code, the merger of GS Corp. into GS Inc. as a transaction governed by Section 368 of the Code and, if the PLP owns an interest in GS Group through a PLP Corporation that is merging into GS Inc., the merger of the PLP Corporation into GS Inc. as a transaction governed by Section 368 of the Code. The other constituencies, including RLPs, who or which participate in this Plan will be required to make similar representations.

TREATMENT OF PLPS WHO DO NOT PARTICIPATE IN THIS PLAN

         A PLP interested in the tax consequences of not fully participating in this Plan and retiring as a partner in GS Group should contact Esta Stecher in the Tax Department.

FURTHER INFORMATION

         Any PLP with questions concerning the tax treatment of this Plan or who would like a more detailed explanation of the tax consequences (including the consequences under the tax laws of any state or foreign country) should contact Esta Stecher in the Tax Department.


                            15. MANAGEMENT OF GS INC.

         The Amended and Restated Certificate of Incorporation of GS Inc. will provide for a classified Board of Directors consisting of three classes. It is anticipated that at the IPO Date a majority of the Board will be drawn from the current members of the Board of Directors of GS Corp. Beginning in 2000, at each annual meeting of shareholders, directors will be elected for three-year terms and until their respective successors have been elected and qualified. A director may be removed only for cause and only by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote in the election of directors.

         GS Inc. will enter into an indemnification agreement in the form attached as Exhibit L with each director of GS Inc. and each officer of GS Inc. who signs the registration statement for the IPO and the other registration statements to be filed by GS Inc., to indemnify them for actions taken in consummating the transactions contemplated by this Plan..


                                    16. OTHER

ARBITRATION

         Without diminishing the finality and conclusive effect of any determination by the General Partner (or its Board of Directors) or by GS Inc. (or its Board of Directors) of any matter under this Plan which is provided herein to be determined by the General Partner (or its Board of Directors) or by GS Inc. (or its Board of Directors) or of the waiver referred under "Section 16
- Other Waiver", any dispute, controversy or claim arising out of or relating to or concerning the provisions of this Plan or any of the Exhibits to this Plan (other than any Exhibit that contains its own provisions for the resolution of disputes and other than Exhibit B (Amended and Restated Certificate of Incorporation of GS Inc.) and Exhibit C (By-Laws of GS Inc.), shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. ("NYSE") or, if the NYSE declines to arbitrate the matter, the American Arbitration Association ("AAA") in accordance with the commercial arbitration rules of the AAA; provided, however, that, (i) notwithstanding the foregoing, in addition to the right to compel arbitration of any dispute or controversy, GS Inc., GS Corp. or GS Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in New York City, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of this Plan or to enforce an arbitration award and, for the purposes of this provision, each participant in this Plan expressly consents to the jurisdiction of any such court in respect of any such action and waives to the fullest extent permitted by applicable law any objection to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in such court, agrees that proof shall not be required that monetary damages for breach of the provisions of this Plan would be difficult to calculate and that remedies at law would be inadequate and irrevocably appoints the General Counsel of GS Inc. and GS Corp., as the participant's agent for service of process in connection with any such action or proceeding, who shall promptly advise such participant in this Plan of any such service of process and (ii) any dispute between GS Group and SBCM or KAA which is subject to the provisions of Article II, Section 9,
Article VI, Section 9 or Article VII, Section 9 of the GS Group Partnership Agreement shall be resolved as provided in the applicable section.

DETERMINATIONS UNDER PLAN

         Each person participating in this Plan agrees that the Board of Directors of GS Corp. and, following the merger of GS Corp. into GS Inc., the Board of Directors of GS Inc. shall have the right to make all determinations under this Plan and each Exhibit to this Plan and each Annex to the notice of submission of this Plan to RLPs (other than matters reserved for the determination of the Shareholders' Committee under the Shareholders' Agreement).

GS GROUP PARTNERSHIP AGREEMENT

         If adopted, this Plan shall constitute an amendment to the GS Group Partnership Agreement and the provisions of this Plan, to the extent that they are inconsistent with the GS Group Partnership Agreement will control. The provisions of the GS Group Partnership Agreement will continue to apply to all partners until the IPO Date. Moreover, the covenants in the GS Group Partnership Agreement which apply to RLPs and PLPs will continue to apply to such RLPs and PLPs until the expiration of any applicable time period specified therein. These covenants include provisions relating to confidentiality, noncompetition and nonsolicitation. PLPs and RLPs who retire as partners in GS Group rather than participate in this Plan will continue to be subject to the relevant provisions of the GS Group Partnership Agreement as currently in effect. For all purposes hereof, a deceased PLP (or the estate of a deceased PLP) will continue to be treated as a PLP under this Plan.

ABANDONMENT AND TERMINATION OF PLAN

         This Plan may be abandoned at any time by the General Partner. If the IPO has not been consummated by November 24, 2000, unless re-approved, this Plan will be automatically abandoned and will be of no further force and effect.

WAIVER

         Under the terms of the GS Group Partnership Agreement, each partner in GS Group (whether or not consenting), has irrevocably waived any right to contest the terms of this Plan, whether on the grounds of unequal or disparate treatment, inconsistency or conflict with the terms and provisions of the GS Group Partnership Agreement, unfairness or for any other reason.

RELEASE

         Each person (other than GS Inc., GS Corp. and GS Group) participating in this Plan will, by virtue of such participation, irrevocably release GS Inc., GS Corp., GS Group, each and every affiliate, shareholder, subsidiary, partner, officer, member, director and employee of GS Inc., GS Corp. and GS Group and their affiliates in their capacities as such and each other person who participates in this Plan ("Releasees") from any claims, liabilities, costs, expenses, actions, suits or demands however arising, whether at law or in equity, contingent, known or unknown, which any such person may have or assert, in respect of any interest in GS Group and its affiliates or arising out of any partnership or employment relationship with GS Group and its affiliates that such person or such person's heirs, successors or assigns had with any such person on or prior to the IPO Date; provided that this release shall not extend to (i) indebtedness owing to a person participating in this Plan by any Releasee, (ii) representations or warranties made or agreements entered into by a Releasee in connection with the Plan, and (iii) any conduct that resulted from a Releasee's bad faith, fraud or criminal act or omission.

REPRESENTATIONS AND WARRANTIES

         Each person participating in this Plan will, by virtue of such participation, be deemed to make certain representations and warranties with respect to: (a) such person's intention regarding ownership of the stock and certain other matters upon which tax counsel can rely in rendering its opinion regarding the tax consequences of this Plan; (b) certain securities law matters;
(c) ownership of partnership interests by such person and (d) other matters, which are attached as Exhibit M for PLPs and are annexed to the notice of submission for RLPs. Each person who elects to participate in this Plan agrees, if so requested by the General Partner, to make additional representations and warranties.

RIGHT OF GENERAL PARTNER OR GS INC. TO MAKE SPECIAL ARRANGEMENTS

         The transactions included in this Plan have been structured in a manner that is expected not to result in a significantly disproportionate tax or other burden to any partner participating in this Plan in any jurisdiction. If it develops that the consummation of this Plan would, in fact, have (or had) such an impact, the General Partner and GS Inc. will have the right, but not the obligation, at any time either before or after the IPO Date to make special arrangements with any person participating in this Plan or such person's estate or legal representative (including special payments) to ameliorate, in whole or in part, such adverse impact. Each person participating in this Plan recognizes, acknowledges and agrees that this paragraph shall not create any right on the part of such person to any such special arrangement or accommodation.

         Each person participating in this Plan hereby waives, and each future stockholder of GS Inc. will be deemed to have waived, any right to object to a decision by the General Partner or the Board of Directors of GS Inc. to make such special arrangements.

REGISTRATION OF CERTAIN SECURITIES FOR RESALE

         As part of this Plan, GS Inc. proposes to issue certain securities which have not been registered under the Securities Act of 1933 and recognizes that in certain circumstances it may be desirable that some or all of such securities and other securities be registered for sale or resale under such Act. A term sheet relating to the undertakings of GS Inc. under such circumstances is attached as Exhibit N. Accordingly, it is acknowledged as part of this Plan that if GS Inc. determines to so register such securities under such Act, GS Inc. will undertake responsibility for representations and warranties, covenants, payment of expenses, satisfaction of closing conditions and indemnification and contribution which are customarily found in registration rights agreements. The obligation of GS Inc. to assume responsibility for the matters referred to in the preceding sentence shall be subject, however, to the determination by GS Inc. in its sole discretion to register such securities in the first instance.

         Each person participating in this Plan hereby waives, and each future stockholder of GS Inc. will be deemed to have waived, any right to object to a decision by the General Partner or the Board of Directors of GS Inc. to assume such responsibilities.

BENEFIT

         Nothing in this Plan, express or implied, is intended or shall be construed to confer upon or give to any person other than GS Group, GS Corp., GS Inc. and, to the extent expressly provided herein, the PLPs, the RLPs, any other person participating in this Plan, SBCM and KAA, any remedy or claim under or by reason of this Plan or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of the parties mentioned above in this paragraph; except that the provision set forth above in this Section 16 under "Release" shall be enforceable by the Releasee's mentioned therein.

HEADINGS

         The headings of the Sections of this Plan are inserted as a matter of convenience and for reference purposes only, are of no binding effect, and in no respect define, limit or describe the scope of this Plan or the intent of any Section.

NOTICES

         Any notices, demands, requests and other communications required or permitted to be given to a PLP, RLP, SBCM, KAA or other participant in this Plan shall be deemed duly given if communicated directly or if sent to the address of such party as set forth on the records of GS Group, GS Corp. or GS Inc.

EXHIBITS

         All Exhibits to this Plan shall be deemed part of this Plan and incorporated herein, where applicable, as if fully set forth herein.

ENTIRE AGREEMENT

         This Agreement, including the Exhibits hereto, represents the entire understanding and agreement among GS Group, GS Corp., GS Inc., the PLPs, the RLPs, SBCM, KAA and the other participants herein with respect to the subject matter hereof, and supersedes all prior negotiations among such parties hereto with respect to such subject matter. Each PLP consenting to this Plan and RLP or other person who accepts this Plan expressly agrees that none of GS Group, GS Corp. or GS Inc. has made any representations, warranties, promises or inducements in connection with this Plan other than as provided herein.

GOVERNING LAW

         THIS PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THIS PLAN REPRESENTS AN AMENDMENT TO THE GS GROUP PARTNERSHIP AGREEMENT, IN WHICH EVENT SUCH AMENDMENT WILL BE GOVERNED BY DELAWARE LAW, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. THE GENERAL PARTNER IS EXPRESSLY AUTHORIZED TO MAKE ANY CHANGES TO THIS GOVERNING LAW PROVISION AND THE GOVERNING LAW PROVISIONS OF ANY EXHIBIT AS IT SHALL DEEM NECESSARY OR DESIRABLE PRIOR TO THE IPO DATE.

GS INC. TO BE BOUND BY PLAN

         By executing a copy of this Plan, GS Inc. agrees to be bound by all of the provisions of this Plan (and related documents and agreements) applicable to it, either directly or as a result of the mergers of GS Corp. and GS Group into GS Inc. It is further agreed as part of this Plan that GS Inc.

shall have the benefit of and shall be entitled to enforce all of its rights under this Plan (and related documents and agreements) applicable to it, either directly or as a result of the mergers of GS Corp. and GS Group into GS Inc.


               17. DOCUMENTS PLPs AND RLPs ARE BEING ASKED TO SIGN

GENERAL POWER OF ATTORNEY

         Each PLP will be furnished a Consent Document and Power of Attorney and each RLP will be furnished an Acceptance Document and Power of Attorney (each, a "Document"). For each PLP, the applicable Document is the document by which such PLP will cast such PLP's vote on whether this Plan should be adopted and, if this Plan is adopted, by which such PLP may elect to participate in this Plan, or, alternatively, to retire under the GS Group Partnership Agreement. For each RLP, the applicable Document is the document by which such RLP may elect to participate in this Plan, or, alternatively, to retire under the GS Group Partnership Agreement. Each PLP and each RLP who elects to participate in this Plan by executing the applicable Document will thereby become a party to this Plan.

         In addition, for those PLPs and RLPs who do not elect to retire, the applicable Document includes their power of attorney authorizing designated officers of the Firm to take all actions on their behalf to implement this Plan and related arrangements and execute Exhibits and other documents on their behalf.

         Each PLP and RLP electing to participate in this Plan must execute the applicable Document. If, as GS Corp. anticipates, this Plan is adopted and a PLP or RLP fails to execute and deliver the applicable Document by 5:00 p.m., New York City time, on March 15, 1999, such PLP or RLP, as the case may be, will be treated the same as a PLP or RLP who elects to retire.

PARTNER, STOCKHOLDER AND MEMBER ACTION

         Without limiting the authority conferred above under "General Power of Attorney", each PLP, each RLP and each other person participating in this Plan in the capacity as a partner, stockholder, member or other owner of an entity which is the subject of this Plan hereby authorizes such attorney-in-fact under the applicable foregoing Document to take all action on the following matters to the extent such action is required (references are to portions of this Plan or an Exhibit where information on such matter may be found):

                  a) Each of the actions, transactions and mergers listed on the documents included as part of Exhibit A;

                  b) Each of the actions listed in the applicable Document; and

                  c) Approval of the Goldman Sachs employee benefit plans described in Exhibit D under the caption "Management."

AGREEMENT TO ASSIST IN CONSUMMATING TRANSACTIONS

         In addition to signing the applicable Document, each person participating in this Plan agrees that such person will execute and deliver, or cause to be executed and delivered, or to obtain and provide such additional information, documents, instruments and agreements as the General Partner or GS Inc. may request in order to implement this Plan. Among other things, the General Partner and GS Inc. may require additional information and documentation in connection with interests and securities held in trust or by related entities and in connection with transfers having a relationship to community property jurisdictions.


                   18. COPIES OF DOCUMENTS AND CONTACT PERSONS

         From Friday, March 5 through Friday, March 12, copies of this Plan (including the current draft Form S-1 Registration Statement and all other exhibits hereto) will be made available for inspection by PLPs and RLPs at the following times:

          Weekdays from 9:00 a.m. (local time) until 5:00 p.m. (local time)

          Weekends from noon (local time) until 5:00 p.m. (local time)

(and otherwise by prior arrangement) at the following locations:

                              Goldman, Sachs & Co.
                                   12th Floor
                                 85 Broad Street
                            New York, New York 10004
                                c/o James McHugh
                                   (902-5738)

                           Goldman Sachs International
                                    3rd Floor
                                  Daniel House
                                140 Fleet Street
                            London, EC4A 2BJ, England
                               c/o Therese Miller
                                   (774-1315)

                           Goldman Sachs (Japan) Ltd.
                            ARK Mori Bldg. 6th Floor
                             12-32, Akasaka 1-chome

                           Minato-ku, Tokyo 107, Japan
                               c/o Haruko Watanuki
                                   (3589-7091)

                           Goldman Sachs (Asia) L.L.C.
                      35th Floor Asia Pacific Finance Tower
                                 Citibank Plaza
                                  3 Garden Road
                                Central Hong Kong
                                 c/o Pamela Root
                                   (2978-0655)


         Financial, tax, legal and other personnel will be available at the PLP meeting on Monday, March 8 and the RLP meetings on Tuesday, March 9 and Thursday, March 11 to answer questions concerning this Plan.

         UNLESS OTHERWISE DESIGNATED, THE SECURITIES OF GS INC. TO BE DISTRIBUTED OTHER THAN IN THE IPO HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR THE REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PLAN OR ANY OTHER DOCUMENT IN CONNECTION HEREWITH OR RECOMMENDED THE APPROVAL OF THIS PLAN OR THE ACQUISITION OF ANY SUCH SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         IN MAKING A DECISION TO PARTICIPATE IN THIS PLAN AND ACQUIRE GS INC. SECURITIES, PLPS AND RLPS MUST RELY ON THEIR OWN EXAMINATION OF
GS INC.

                            AMENDMENT AND RESTATEMENT

         On April   , 1999 this Plan was amended and restated. In effecting such amendment and restatement provisions which spoke prospectively at the time this Plan was originally submitted to the PLPs were not generally revised to reflect the taking or omission of actions or the occurrence of events subsequent to the submission of the Plan to the PLPs or to reflect changes in the terms of any Exhibit the provisions of which are described or summarized in the Plan. The amendment and restatement is not intended to create any implication that actions or events which had not been taken or had not occurred at the time of such submission and that are referred to in this amended and restated Plan as to have been taken or to occur prospectively were not taken or did not occur prior to such amendment and restatement. Similarly, where such actions were taken or did occur, the existence of the prospective references in this amended and restated Plan shall not create any implication that such actions or events must or are expected to be retaken or to occur again following the date of this amended and restated Plan. Moreover, the terms and provisions of each Exhibit in the form ultimately adopted, executed or delivered supercede the terms and provisions of any previous form of such Exhibit and any description or summary of such terms or provisions contained in the Plan or the Plan as amended or restated.

                                      * * *

                                 ACKNOWLEDGEMENT


         By executing this Plan, the undersigned agree that this Plan shall constitute an agreement among GS Group, GS Corp., as General Partner of GS Group, GS Inc. the PLPs consenting to this Plan, SBCM, KAA, the RLPs and certain former partners accepting this Plan and, as provided above, an amendment to the GS Group Partnership Agreement.

                                       THE GOLDMAN SACHS CORPORATION


                                       By: /s/ Gregory K. Palm
                                          _________________________________
                                             Name: Gregory K. Palm
                                             Title: General Counsel


                                       THE GOLDMAN SACHS GROUP, L.P.

                                       By: The Goldman Sachs Corporation


                                                By: /s/ Gregory K. Palm
                                                   ____________________________
                                                      Name: Gregory K. Palm
                                                      Title: General Counsel


                                       THE GOLDMAN SACHS GROUP, INC.


                                       By: /s/ Gregory K. Palm
                                          _________________________________
                                             Name: Gregory K. Palm
                                             Title: General Counsel